UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 7, 2014 (February 3, 2014)

RCS Capital Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-35924	38-3894716
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

405 Park Ave., 15th Floor New York, NY	10022
(Address of principal executive offices)	(Zip Code)

(866) 904-2988

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Jeffrey J. Brown as Independent Director

On February 3, 2014, the board of directors of RCS Capital Corporation (the “Company”) appointed Jeffrey J. Brown to serve as an independent director of the Company, effective as of February 10, 2014. Mr. Brown was nominated for appointment by the Company’s board of directors by Luxor Capital Group, LP (“Luxor”) in accordance with Luxor’s right to designate an independent director to the Company’s board of directors pursuant to the previously announced commitment letter (the “Luxor Commitment Letter”) among the Company, Luxor, RCAP Holdings, LLC and RCS Capital Management, LLC. Mr. Brown will serve as an independent director of the Company for a term expiring upon the earlier of (i) the termination of our previously announced acquisition of Cetera Financial Holdings, Inc. (“Cetera”) pursuant to the terms of the merger agreement relating to such acquisition, (ii) the termination of Luxor’s commitments to provide equity financing to the Company, or Luxor’s failure to fund or other breach of such equity financing, and (iii) Luxor’s owning less than $25 million (face amount) of the Company’s Convertible Preferred Securities that Luxor committed to purchase under the Luxor Commitment Letter. There are no related party transactions involving Mr. Brown that are reportable under Item 404(a) of Regulation S-K.

Jeffrey J. Brown, 52, is the Chief Executive Officer and founding member of Brown Equity Partners, LLC (“BEP”), which provides capital to management teams and companies needing equity of $3 million to $20 million. Prior to founding BEP in January 2007, Mr. Brown served as a founding partner and primary deal originator of the venture capital and private equity firm Forrest Binkley & Brown (“FBB”) from 1993 to January 2007. In March 2005, SBIC Partners II, L.P., an investment vehicle formed by FBB and licensed through the Small Business Administration (the “SBA”) voluntarily agreed to enter into receivership after failing to meet various SBA capital requirements. Prior to founding FBB, Mr. Brown served as a Senior Vice President of Bank America Venture Capital Group from 1990 to 1993 and as a Senior Vice President of Security Pacific Capital Corporation from 1987 to 1990. Mr. Brown also worked at the preferred stock desk of Morgan Stanley & Co. (NYSE: MS) in 1986 and as a software engineer at Hughes Aircraft Company from 1983 to 1985. In his 27 years of venture capital and private equity experience, Mr. Brown has served on the board of directors of approximately 40 public and private companies, including as the chairman of 10 such boards, and has served as the chair of audit, compensation, finance and other special board committees of such boards. Since September 2012, Mr. Brown has served on the board of directors of Nordion Inc. (NYSE:NDZ) where he is a member of each of the EHS/Governance and Finance/Audit Committees. From September 2009 until resigning in October 2011, Mr. Brown served as a director of Steadfast Income REIT, Inc. Mr. Brown received a Bachelor of Science in Mathematics, Summa Cum Laude, from Willamette University and a Master of Business Administration from the Stanford University Graduate School of Business. Mr. Brown’s extensive public and private company board experience and investment and transaction experience make him well qualified to serve on the Company’s board of directors.

As an independent director, Mr. Brown will be eligible to receive compensation and reimbursements consistent with the compensation and reimbursements payable to the Company’s other independent directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RCS Capital Corporation

Date: February 7, 2014	By:	/s/ William M. Kahane
	Name:	William M. Kahane
	Title:	Chief Executive Officer and Director